Exhibit 22

                               CONSENT AND WAIVER

1. Pursuant to an effective shelf registration statement, The DIRECTV Group, Inc.(formerly Hughes Electronics Corporation) [and certain other selling stockholders] propose to sell in an underwritten public offering (the "Selling Stockholder Offering") shares of Class A Common Stock ("Class A Common Stock") of XM Satellite Radio Holdings Inc., a Delaware corporation ("Holdings").

2. The Board of Directors of Holdings (the "Board") has authorized the filing of a shelf registration statement (the "Shelf Registration Statement") pursuant to which Holdings may offer and sell from time to time up to $500,000,000 of Holdings' securities, including Class A Common Stock or securities convertible into Class A Common Stock ("Shelf Offerings").

3. The Board has approved an amendment to the Second Amended and Restated Registration Rights Agreement, dated as of January 28, 2003, by and among Holdings and the investors listed therein (the "Registration Rights Agreement") to reduce the threshold necessary for amendments and waivers by Holders (as defined in the Registration Rights Agreement) from 75% to 50% in recognition of the reduction in the amount of Registrable Securities (as defined in the Registration Rights Agreement) held by investors since original issuance of the Registrable Securities.

A.  WAIVER OF REGISTRAION

The undersigned is a party to the Registration Rights Agreement, pursuant to which the undersigned has certain rights to effect a Piggyback Registration (as defined in the Registration Rights Agreement). The undersigned hereby consents to the amendment or waiver of the Registration Rights Agreement such that Holders shall not have any right to cause a Piggyback Registration in connection with: (i) the Selling Stockholder Offering, provided that it occurs prior to April 22, 2004; or (ii) the filing of the Shelf Registration Statement. The undersigned, however, does not waive its Piggyback Registration rights to have any of its Registrable Securities included in any other issuances of securities, including without limitation any Shelf Offerings.

B.  AMENDMENT OF REGISTRATION RIGHTS AGREEMENT.

The undersigned hereby consents to amendment of the Registration Rights Agreement to reduce the threshold necessary for amendments and waivers by Holders by replacing the two references to "75%" in Section 4.3 of the Registration Rights Agreement with "50%".

C.  MISCELLANEOUS.

Holdings shall pay the reasonable legal and accounting fees and expenses of the undersigned incurred in connection with this Consent and Waiver and the transactions contemplated hereby.

Name of Holder:

AMERICAN HONDA MOTOR CO., INC.


Dated as of March 25, 2004
                                        ---------------------------------------


                                        By:  /s/ Thomas G. Elliott
                                           ------------------------------------
                                        Name:  Thomas G. Elliott
                                        Title: Executive Vice President

ACKNOWLEDGED AND AGREED:

XM SATELLITE RADIO HOLDINGS INC.        XM SATELLITE RADIO INC.



By: /s/ Joseph M. Titlebaum             By:  /s/ Joseph M. Titlebaum
   -----------------------------------     ------------------------------------
Name:  Joseph M. Titlebaum              Name    Joseph M. Titlebaum
Title: Executive Vice President         Title:  Executive Vice President